Exhibit 99.1

NEWS RELEASE – FOR IMMEDIATE RELEASE

Corporate Contact:	Investor Relations:

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael Branca, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Tom Gibson, Media Relations
Fax: 727-573-1100	Phone: 212-564-4700
ir@mts-mt.com	Fax: 212-244-3075
plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES ANNOUNCES SECOND QUARTER AND SIX-MONTH RESULTS

Second Quarter Revenue Increased 11%

CLEARWATER, FLORIDA – October 27, 2005 – MTS Medication Technologies (AMEX:MPP) today announced results for the second quarter and six months ended September 30, 2005.

Second Quarter Results

Net sales for the second quarter increased 11% to $11.3 million from $10.2 million in the same period of the prior year. Second quarter net income available to common stockholders was $450,000 or $0.07 per diluted common share, compared with $340,000 or $0.06 per diluted common share in the same period of the prior year.

Net sales from consumable products and equipment in the second quarter increased 12% compared with the same period of the prior year. Second quarter net sales from OnDemand® systems decreased slightly compared with the same period of the prior year. The Company realized one OnDemand system sale in the second quarter compared with two in the same period of the prior year.

Gross margin for the second quarter was 38.9% compared with 38.7% for the same period in the prior year. While the cost of raw materials and freight has increased, manufacturing efficiencies at the higher production rates has allowed the Company to maintain gross margin levels.

SG&A as a percentage of revenue declined to 23.2% for the second quarter, compared with 26.3% in the same period of the prior year. SG&A expenses for the second quarter were $2.6 million compared with $2.7 million for the same period of the prior year. This decrease was primarily due to the $351,000 in expense in the prior year resulting from a stock grant for the Company’s former CFO.

Second quarter operating profit was $939,000 compared with $747,000 in the prior year.  As a result of our move to our new facility in the latter part of fiscal year 2005, we performed a physical inventory of our property and equipment assets and instituted a tagging and tracking system.   This initiative was completed in the quarter ended September 30, 2005 and resulted in a $399,000 charge which has been included in depreciation and amortization.  The resulting charge is non-cash and has no material impact on our cash flows, cash position or compliance with covenants under our senior credit facility.

Six-Month Results

Net sales for the six months ended September 30, 2005 increased 3% to $20.8 million from $20.2 million in the same period of the prior year. For the six months ended September 30, 2005, net income available to common stockholders was $722,000 or $0.12 per diluted share, compared with a net loss of $161,000 or $0.03 per diluted common share in the prior year.

Net sales from consumable products and equipment for the six months ended September 30, 2005 increased 11% compared with the same period of the prior year. Net sales from OnDemand systems decreased 58% compared with the same period of the prior year. The Company realized one OnDemand system sale in the six months ended September 30, 2005 compared with six in the same period of the prior year.

Gross margin for the six months ended September 30, 2005 was 38.8% compared with 38.3% for the same period in the prior year. This increase in margin was caused in part by operating efficiencies in the manufacturing process and a higher percentage of sales from consumable products.

SG&A as a percentage of revenue increased to 25.3% for the six months ended September 30, 2005, compared with 24.3% in the same period of the prior year. SG&A expenses were $5.3 million compared with $4.9 million for the same period of the prior year. This increase was primarily due to the investments in growth initiatives and new products along with increased costs to support sales at a higher level.

Operating profit for the six months ended September 30, 2005 was $1.5 million compared with $1.8 million in the same period of the prior year.

Todd Siegel, President and Chief Executive Officer, says, “For the second quarter, we achieved record revenue of $11.3 million and strong gross profit margins. Our cash flow from operations allowed the Company to reduce net debt for the first six months of this fiscal year by approximately $1.6 million while making significant investments in product development and support infrastructure.

“Our core business continues to perform well, realizing a 12% growth in sales in the second quarter. The UK operations continue to experience solid growth and have positively impacted our core business. We sold one OnDemand system in the second quarter, bringing our total installed base to 19. We believe we have made good progress in developing our OnDemand Accuflex system, which will target mid-size to large pharmacies. This product will be lower priced, more flexible to use and have throughput speeds in excess of our current semi-automated OnDemand system. We remain confident that the OnDemand system will play a large role in pharmacy automation in the future.”

Siegel concludes, “In September, we announced that the MedLocker™ product is available for general release. We are excited about the prospects for this product and anticipate sales in both the US and UK markets in our third and fourth quarters. We believe that our accomplishments during this second quarter keep us on track in the execution of both our near term and long-term business strategies. We recognize that we are in the early stages of several exciting initiatives and opportunities and will remain steadfast in pursuing our future plans.”

Financial Outlook

In the press release dated May 26, 2005, the Company provided financial guidance for fiscal 2006. That guidance anticipated revenue in the range of $46 million to $48 million and earnings per share in the range of $0.38 to $0.42.

Our core business of consumables and equipment continues to grow at anticipated levels. Revenue growth and earnings from this portion of our business continues to meet our expectation. However, the unpredictable nature and long sales cycles of the OnDemand product makes it difficult for management to accurately predict overall revenue and earnings at this time. In addition, it is difficult to project revenue from our new MedLocker product at this early stage of its release. While management does not believe the Company will meet the previously provided guidance, we continue to be optimistic about the potential growth of our core business and the incremental revenue from our OnDemand and MedLocker products.

Notice of Conference Call

Management of the Company will host a conference call October 27, 2005 at 10:00 a.m. ET. To access the conference call, please call 888-335-6674. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves more than 3,000 institutional pharmacies in the long-term care and correctional facility markets, both domestically and internationally.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or expected sales are forward-looking statements, as is any statement regarding the potential growth of our core business and incremental revenue from our OnDemand and MedLocker products.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

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MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS

	September 30, 2005	March 31, 2005

	(Unaudited)

Current Assets:
Cash	$203	$373
Accounts Receivable, Net	6,511	6,930
Inventories Net	5,240	4,947
Prepaids and Other	191	89
Deferred Tax Benefits	1,318	1,805

Total Current Assets	13,463	14,144

Property and Equipment, Net	4,577	4,871
Other Assets, Net	2,966	2,899

Total Assets	$21,006	$21,914

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$4,004	$4,021
Current Maturities of Long-Term Debt	513	431
Current Maturities of Related Party Note Payable	298	290

Total Current Liabilities	4,815	4,742

Long-Term Debt, Less Current Maturities	3,733	5,492
Related Party Note Payable, Less Current Maturities	590	742
Lease Incentive	333	350

Total Liabilities	9,471	11,326

Stockholders' Equity:
Preferred Stock	2	2
Common Stock	60	59
Capital In Excess of Par Value	13,898	13,786
Accumulated Deficit	(2,097)	(2,931)
Treasury Stock	(328)	(328)

Total Stockholders' Equity	11,535	10,588

Total Liabilities and Stockholders' Equity	$21,006	$21,914

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In Thousands; Except Earnings Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,

	2005	2004

Revenue:
Net Sales	$11,338	$10,249

Costs and Expenses:
Cost of Sales	6,927	6,281
Selling, General and Administrative	2,625	2,694
Depreciation and Amortization	847	527

Total Costs and Expenses	10,399	9,502

Operating Profit	939	747

Other Expenses
Interest Expense	90	103
Amortization of:
Financing Costs	9	9
Original Issue Discount	–	–

Total Other Expenses	99	112

Income Before Income Taxes	840	635

Income Tax Expense	334	240

Net Income (Loss)	506	395

Convertible Preferred Stock Dividends	56	55

Net Income (Loss) Available to Common Stockholders	$450	$340

Net Income (Loss) Per Basic Common Share	$0.08	$0.06

Net Income (Loss) Per Diluted Common Share	$0.07	$0.06

Weighted Average Shares - Basic	5,930	5,624

Weighted Average Shares Outstanding - Diluted	7,147	7,078

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In Thousands; Except Earnings Per Share Amounts)

(Unaudited)

	Six Months Ended September 30

	2005	2004

Revenue:
Net Sales	$20,834	$20,262

Costs and Expenses:
Cost of Sales	12,741	12,510
Selling, General and Administrative	5,273	4,925
Depreciation and Amortization	1,282	1,025

Total Costs and Expenses	19,296	18,460

Operating Profit	1,538	1,802

Other Expenses
Interest Expense	179	416
Amortization of:
Financing Costs	18	484
Original Issue Discount	–	803

Total Other Expenses	197	1,703

Income Before Income Taxes	1,341	99

Income Tax Expense	507	150

Net Income (Loss)	834	(51)

Convertible Preferred Stock Dividends	112	110

Net Income (Loss) Available to Common Stockholders	$722	$(161)

Net Income (Loss) Per Basic Common Share	$0.12	$(0.03)

Net Income (Loss) Per Diluted Common Share	$0.12	$(0.03)

Weighted Average Shares - Basic	5,913	5,586

Weighted Average Shares Outstanding - Diluted	7,154	5,586